Exhibit 99.1

September 23, 2014
clientservice@msci.com

Re: NRF inclusion in the MSCI U.S. REIT Index, or RMZ, and change in industry classification
NorthStar Realty Finance Corp. (“NorthStar Realty”) is a publicly-traded REIT focused on commercial real estate. NorthStar Realty (www.nrfc.com) is headquartered in New York City and has been listed on the NYSE under the symbol “NRF” since the company successfully completed its IPO in 2004. Our management team has extensive experience owning and operating real estate and an established reputation for delivering successful results to stockholders, including generating a 19% compounded annual total return for stockholders since going public in 2004. NorthStar Realty currently has a common equity market capitalization of approximately $4.3 billion.1
Operationally, NorthStar Realty has transformed its balance sheet over the last several years to a portfolio predominately comprised of owned real estate properties in various sectors of commercial real estate, including healthcare, select service hotels, manufactured housing communities, office, industrial and retail net lease and multifamily. Furthermore, real estate loans represent an increasingly less significant component of our balance sheet and source of revenues. Including recently announced transactions, approximately 78%, or $12.5 billion of our $16.1 billion asset base, is comprised of owned real estate investments. For the quarter ending September 30, 2014, we expect that over 60% of our revenues will be comprised of rental revenues generated by our owned real estate properties, which does not include additional rental revenues from NorthStar Realty’s previously announced (i) $4 billion acquisition of Griffin-American Healthcare REIT II, Inc. (“Griffin-American”), which is expected to close in the fourth quarter, and (ii) $1.8 billion of select service hotel acquisitions in two separate transactions, which are expected to close at the end of the third quarter and in the fourth quarter.
As we have diversified our real estate portfolio and grown our business, our trading volumes have also increased significantly. In 2012, our average daily trading volume was approximately 719,000 shares. In 2013, average daily trading volume nearly tripled to 2.1 million shares. In 2014, average daily trading volume more than doubled from 2013 to over 4.3 million shares year to date.
Based on our existing asset base and our strategic focus on increasing owned real estate, we believe that this is the appropriate time to change NorthStar Realty’s industry classification in the MSCI US REIT Index to a Diversified Equity REIT and to consider NorthStar Realty for inclusion in the MSCI US REIT Index. Furthermore, NorthStar Realty’s stockholder base is strongly supported with approximately 80% institutional ownership as of June 30, 2014. In addition, with a current common equity market capitalization of approximately $4.3 billion1, which is expected to increase by over $1 billion following the Griffin acquisition, we believe NorthStar Realty would be in the top quartile of the MSCI US REIT index, based on weighting.
We appreciate your consideration and look forward to answering any questions you may have about NorthStar Realty, our business or our qualifications for inclusion.
Best,
NorthStar Realty Finance Corp.

/s/ Al Tylis
Al Tylis
President

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1 Includes 30 million shares expected to be issued pursuant to a forward sale agreement.